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                                                                    EXHIBIT 99.1

[PERCEPTRON LOGO]


Contact:          Alfred A. Pease
                  Chairman & CEO
                  Perceptron, Inc.
Telephone:        734 414-6100


PERCEPTRON APPOINTS SENIOR VICE PRESIDENT FOR NEW MARKET DEVELOPMENT

PLYMOUTH, MI, NOVEMBER 16, 2004 -- PERCEPTRON, INC. (NASDAQ: PRCP) today announced the appointment of Peter J. Chatel, 42, to the newly created position of Senior Vice President for New Market Development beginning November 22, 2004. Mr. Chatel's charter will be to establish and grow Perceptron's presence in new markets outside Perceptron's traditional automotive arena.

Mr. Chatel brings Perceptron a wealth of success oriented leadership and management experience, as well as extensive knowledge of high volume product development and distribution. Mr. Chatel comes to Perceptron from a position as the Senior Vice President and General Manager of Porter-Cable Corporation, headquartered in Jackson, Tennessee. Porter-Cable was a division of Pentair, Inc., until the division was sold to The Black & Decker Corporation in October 2004.

At Porter-Cable, Mr. Chatel led a $650 million portable power tools and accessories business unit. There he accomplished the revitalization of Porter-Cable's core product range, defended the division's highly successful businesses, and developed new growth strategy platforms. He implemented cost reductions, which included Asian sourcing to maintain and build profitability. He directly oversaw the leaders of product development, marketing, brand management, channel marketing, marketing research, and engineering.

In addition, Mr. Chatel has also held other important leadership positions within the Pentair Tool Group organization, including Vice President and General Manager of Delta Machinery Co., and Vice President of Marketing for the DeVilbiss Air Power Co.

Before joining Pentair, Mr. Chatel spent more than twelve years in a variety of leadership positions at The Black and Decker Corporation. He has earned a B.A. in Business Marketing from Michigan State University and an M.B.A. from Loyola College of Maryland.

Alfred A. Pease, Chairman, President and Chief Executive Officer of Perceptron commented, "We are very excited to bring someone of Pete's skill and breadth of experience to Perceptron. His diverse marketing, business, and leadership experiences make him the ideal choice to lead Perceptron's diversification initiatives. We are fortunate to have an individual of such depth join our team, and we look forward to his advancing our presence in new markets worldwide and making significant contributions to Perceptron's future business successes."

About Perceptron

Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 215 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, and Japan. For more information, please visit www.perceptron.com.

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